FIRST AMENDMENT

to

MASTER SERVICES Agreement

Between

VALUED ADVISERS Trust

and

Ultimus FUND SOLUTIONS, LLC

This first amendment (the “Amendment”) revises the Master Services Agreement, dated April 12, 2018, between Valued Advisers Trust (The “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, and revises the fees payable by each fund listed on Schedule A to the Master Services Agreement, as such Schedule A may be amended from time to time (each a “Fund”) (together referred to as the “Agreement”).

The Parties agree to amend the Agreement to revise the fees paid to Ultimus on behalf of each Fund as described below. No other provisions of the Agreement, except as stated herein.

Forms N-CEN and N-PORT:

The Trust agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

The Trust Fund agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to each Fund’s fiscal year end and the second payment due 60 days prior to the Funds’ compliance date for Form N-PORT. In addition, the Trust agrees to pay Ultimus an annual fee, beginning on the compliance date for Form N-PORT.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as October 31, 2018.

	Valued Advisers Trust On behalf of each Fund listed on Exhibit A to the Master Services Agreement		Ultimus Fund Solutions, LLC
By:	/s/Adam T. Kornegay	By:	/s/Gary Tenkman
Name:	Adam T. Kornegay	Name:	Gary Tenkman
Title:	President	Title:	President and Managing Director

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